Exhibit 10.23

CONFIDENTIAL

DATED FEBRUARY 20, 2020

ARRIVAL ELEMENTS B.V.

and

LG CHEM, LTD.

PRODUCT MANUFACTURE AND

SUPPLY AGREEMENT

CONTENTS

1.	Interpretation	3
2.	Forecasts	6
3.	Orders	6
4.	Manufacture, quality and packing	7
5.	Intellectual property rights	9
6.	Delivery	9
7.	Acceptance and defective products	10
8.	Title and risk	10
9.	Product Price	10
10.	Products warranty	12
11.	End of life, recalls and safety defects	15
12.	Terms of payment	16
13.	Expert determination	16
14.	Insurance	17
15.	Indemnity	17
16.	Assignment and subcontracting	18
17.	Confidentiality	18
18.	Commencement and term	19
19.	Termination	19
20.	Obligations on termination	20
21.	Limitation on liability	20
22.	Survival of obligations	21
23.	Force majeure	21
24.	Costs	21
25.	Severance	22
26.	Further assurance	22
27.	Variation and waiver	22
28.	Notices	22
29.	Entire agreement	23
30.	Rights of third parties	24
31.	Counterparts	24
32.	Governing law and jurisdiction	24
33.	Respect for Human Rights and Fair Labour Practices	24
34.	Anti-Bribery and Corruption	25
Schedule 1		27
Schedule 2		28

THIS PRODUCT MANUFACTURE AND SUPPLY AGREEMENT (this “Agreement”) dated __________ 2020 is made between:

PARTIES

(1)

ARRIVAL ELEMENTS B.V., incorporated and registered in the Netherlands with company number 75360047 whose registered office is at Strawinskylaan 3127, Atrium Building, 8th floor, Zuidas Amsterdam 1077ZX, Netherlands (the “Customer”); and

(2)

LG CHEM, LTD., incorporated and registered in the Republic of Korea (“Korea”) with company number 107-81-98139 whose registered office is at 128 Yeoui-daero, Yeongdeungpo-gu, Seoul, 07336, Korea (the “Supplier”).

RECITALS

(A)	The Supplier is a manufacturer of lithium ion battery cells, including [*][1] cells.

(B)	The Customer is a business established to manufacture efficient, environmentally friendly, electric commercial vehicles.

(C)	The Customer wishes to buy, and the Supplier wishes to manufacture and supply, the Products (as defined below) on the terms and conditions set out in this Agreement.

WHEREBY IT IS AGREED as follows:

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

“Affiliate” means in relation to a Party an entity or person (i) which is directly or indirectly controlling such Party; (ii) which is under the same direct or indirect control of such Party; or (iii) which is directly or indirectly controlled by such Party;

“Business Continuity Plan” means the plan to be developed and maintained by the Supplier that accords to good industry practice for the automotive sector and which secures the continued supply of Products in the event of an interrupting occurrence including a Force Majeure Event;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) when banks in London are open for business;

“Commencement Date” means the date of execution of this Agreement;

“Confidential Information” has the meaning given in clause 17;

“Delivery” means completion of delivery of an Order in accordance with clause 6;

“Delivery Date” means the date specified for delivery of an Order in accordance with clause 6.1;

[1]

Certain portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. This information is not material and would likely cause competitive harm to the registrant if publicly disclosed. “[*]” indicates that information has been redacted.

“Delivery Location” means the location specified pursuant to clause 6.3;

“Force Majeure Event” has the meaning given in clause 23;

“Independent Expert” means a person appointed in accordance with clause 13;

“Intellectual Property Rights” means all patents, rights to inventions, utility models, copyright and related rights, trademarks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database right, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world. Intellectual Property Right means any one of the Intellectual Property Rights;

“Month” means a calendar month;

“Order” means an order for Products submitted by the Customer in accordance with clause 3.

“Order Number” means the reference number to be applied to an Order by the Supplier in accordance with clause 3.5;

“Products” means lithium ion battery cells to be manufactured and sold by the Supplier in full conformance with the drawings, bills of materials and specifications set out in Schedule 1 (Product Description and Specification as the same may be modified in accordance with this Agreement;

“Product Price Review” has the meaning given in clause 9.5;

“Product Price” means the price of the Products as determined in accordance with clause 9;

“Quality Assurance Plan” means the quality assurance documents attached in Schedule 2 as amended by the Parties from time to time;

“Safety Defects” means any issues in any of the Products, limited to fire, explosion, internal short circuit (hard short) or side rupture at single cell level due to fault attributable to Supplier;

“Spares” means the components and sub-components that may be required to repair or replace defective or exhausted Products;

“Specification” means the specification of the Products set out in Schedule 1 (Product Description and Specification);

“Term” means the term of the Agreement, as determined in accordance with clause 18;

“VAT” means value added tax chargeable under the Value Added Tax Act 1994 and any similar (anywhere in the world), replacement or additional tax; and

“Year” means a calendar year.

1.2	Clause, schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3

A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s legal and personal representatives, successors and permitted assigns.

1.4

The schedules form an integral part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the schedules. In the event of a conflict or inconsistency between or among any document comprising this Agreement, the applicable document will prevail as follows: (a) the main body of this Agreement, (b) the Order; and (c) the Schedules referenced herein.

1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and vice versa.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8

A reference to a statute, statutory provision or any subordinate legislation made under a statute is to such statute, provision or subordinate legislation as amended or re-enacted from time to time and, in the case of a statute, includes any subordinate legislation made under that statute from time to time.

1.9	A reference to writing or written includes e-mails.

1.10	Any obligation in this Agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.11	A reference to an agreement is a reference to that agreement as varied or novated (in each case, other than in breach of the provisions of this Agreement) at any time.

1.12	References to clauses and schedules are to the clauses and schedules of this Agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.13	Any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.14

This Agreement sets forth the general terms and conditions for all Product supply transactions between the Customer and the Supplier. Prior to the supply of the Products, the parties shall execute a long term agreement (an “LTA”). Each LTA shall be supplemental to this Agreement.

1.15	The Supplier shall supply, and the Customer shall purchase, such quantities of Products as the Customer may order under clause 4 in accordance with the terms and conditions of this Agreement.

1.16

The parties acknowledge and agree that the Customer may provide, distribute and sell the Products to any one or more of its Affiliates, as long as the Customer complies with the handling requirements of the Products stated within the Specification and keeps the Supplier informed about relevant Affiliate details.

1.17

Without limitation to clause 1.16, at the joint request of the Customer and an Affiliate, the Supplier must use reasonable endeavours to fulfil any order from such Affiliate during the Term for the Products on the same terms and conditions (mutatis mutandis) as set out in this Agreement and at the same or, at the Supplier’s discretion, lower prices as set out in the LTA.

2.	FORECASTS

2.1

During the Term, the Customer shall give the Supplier not less than fourteen (14) days before the beginning of each month, a forecast of the Products it expects to purchase during the six (6) months following that month. The parties acknowledge that all forecasts are non-binding and for informational purposes only. If the Supplier anticipates that it will be unable to meet the Customer’s forecasted requirements, the Supplier shall inform the Customer in writing as soon as practicable and the Customer may at its option agree alternative delivery dates for the relevant Products or obtain from any other person substitute products for the Products which the Supplier anticipates it will be unable to supply. If there is an increase in forecast quantity that requires the Supplier to invest in new production lines, the parties shall discuss in good faith and mutually agree on a solution to address such demand at least twelve (12) months in advance.

2.2	Forecasts shall be given in writing or, if given orally, shall be confirmed in writing within five (5) Business Days.

2.3	Forecasts provided under this clause 2 shall not constitute Orders.

3.	ORDERS

3.1

The Customer will seek to provide the Supplier with as much notice of Delivery Dates in respect of future Orders as reasonably practical and in any event will issue Orders [*]in advance of the Delivery Date specified in the relevant Order.

3.2

The Supplier shall supply Products in accordance with the Customer’s Orders to the extent that an Order does not exceed the most recent forecast provided to the Supplier in accordance with clause 2.1 and represents and warrants that it will maintain such stock as may be necessary to enable it to fulfil all Orders that do not exceed the relevant forecast. The Supplier shall use its reasonable endeavours to supply the Products ordered in excess of forecasts (and shall not be under any obligation to supply the Products ordered in excess of forecasts if the Customer’s demand exceeds the Supplier’s production capacity). The Supplier shall advise the Customer in writing within seven (7) days from the date of an Order on whether it can supply any Products in excess of the relevant forecast. If the Supplier (i) advises that it can supply such excess, the excess shall be treated as if it were within the relevant forecast; (ii) advises that it cannot meet such excess, the Order shall be deemed to be reduced by such excess.

3.3	Each Order shall:

3.3.1	be given in writing or, if given orally, shall be confirmed in writing within five (5) Business Days; and

3.3.2	specify the quantity of Products ordered.

3.4

Unless the parties agree otherwise, the delivery date for the Products specified in an Order shall be a date falling not less than seventeen (17) weeks after the date of the Order (the “Delivery Date”), and the delivery location shall be a location anywhere in the world designated by the Customer and the Supplier through mutual consent (the “Delivery Location”).

3.5

The Supplier shall assign an Order Number to each Order received from the Customer and notify such Order Numbers to the Customer. Each party shall use the relevant Order Number in all subsequent correspondence relating to the Order.

3.6

The Customer may amend or cancel an Order at any time by written notice to the Supplier. The Customer shall be entitled to amend or cancel an Order without any liability to the Supplier provided that, such amendment or cancellation does not fall within seventeen (17) weeks prior to the Delivery Date (the “Cancellation Window”). If the Customer amends or cancels an Order outside of the Cancellation Window, its liability to the Supplier shall be limited to payment to the Supplier of all costs reasonably properly and directly incurred by the Supplier in fulfilling the Order up until the date of receipt of the notice of amendment or cancellation, except that where the amendment or cancellation results from the Supplier’s failure to comply with its obligations under this Agreement the Customer shall have no liability to the Supplier in respect of it.

4.	MANUFACTURE, QUALITY AND PACKING

4.1

The Supplier shall manufacture, pack and supply the Products in accordance with the requirements of the relevant Orders, the latest state of the art science and technology applicable to the performance of this Agreement and all generally accepted industry standards and practices that are applicable.

4.2	The Supplier warrants and represents that all Products supplied to the Customer under this Agreement shall:

4.2.1

satisfy performance and quality standards reasonably specified from time to time by the Customer and shall be of satisfactory quality (within the meaning of the Sale of Goods Act 1979, as amended) and fit for any purpose held out by the Supplier or made known to the Supplier by the Customer;

4.2.2	meet the Specification; and

4.2.3

comply with all applicable statutory and regulatory requirements, including those relating to their composition and effects on the environment, transportation, packaging, labelling, storage, treatment and manufacture.

4.3	The Supplier warrants and represents that:

4.3.1

it will comply with applicable state or local statutes, EU and EC regulations, provisions or rules and industry standards concerning the Products, including those relating to environmental protection, product safety and labour law provisions;

4.3.2	it has and will maintain throughout the Term all necessary licences and consents as may be required to enable the Supplier to perform its duties pursuant to this Agreement; and

4.3.3	it will employ through the Term adequate numbers of appropriately qualified and trained personnel to comply with its duties pursuant to this Agreement and to meet relevant timelines.

4.4

The Supplier shall ensure that the Products are properly packed and secured in such manner as to enable them to reach their destination in good condition. The Supplier shall follow the packing instructions specified by the Customer in the Order (if any).

4.5

The Supplier will maintain a quality management system in accordance with a quality management system that corresponds to and is consistent with the latest standards, including, but not limited to, ISO 9001, as agreed by the Customer. If the Supplier does not meet the quality levels required by such quality management system and the Supplier fails to correct any such deficiency within three (3) months of notification by the Customer, in addition to any other rights available to the Customer, the Customer may terminate this Agreement on notice in writing without further obligation to the Supplier.

4.6	The Customer shall have the right to enter the Supplier’s premises to:

4.6.1	inspect the manufacturing facilities and the equipment used by the Supplier in the manufacture of the Products; and

4.6.2	inspect and take samples of the materials, the packaging and the Products.

4.7	Inspections carried out pursuant to clause 4.6 shall be carried out during business hours on reasonable notice to the Supplier.

4.8

If following an inspection the Customer considers that the Products are not or are not likely to be as warranted under clause 4.2, the Customer shall inform the Supplier and the Supplier shall immediately take such action as is necessary to ensure that the Products are or will be as warranted under clause 4.2. The Customer shall have the right to re-conduct inspections and take further samples after the Supplier has carried out its remedial actions.

4.9	The Supplier will operate in accordance with the Business Continuity Plan and the Quality Assurance Plan throughout the Term.

4.10

The Customer may request, in writing, that the Supplier incorporate engineering changes into the Product. Such request (the “Engineering Change Request” or the “ECR”) will include a description of the proposed engineering changes sufficient to permit the Supplier to accurately evaluate its feasibility and cost. The Supplier shall endeavour to respond to the Customer’s request in writing, within five (5) working days of notification and shall state the costs and time of implementation and the impact on the delivery schedule, materials inventory, materials on order and pricing of the Product. The Supplier will not be obligated to proceed with the engineering changes until the Parties have agreed upon the changes to the Product’s Specifications, delivery schedule and Product pricing and the Customer has issued an Order for the implementation costs to be borne by the Customer.

4.11

Reflecting the Customer’s requirements that the vehicles it manufactures and sells will be in productive use for a long period after sale, the Supplier represents and warrants that it will continue to manufacture Spares and make the same available for purchase by the Customer for a period of five (5) years following the Delivery Date of the last Product ordered pursuant to this Agreement.

5.	INTELLECTUAL PROPERTY RIGHTS

5.1

The Supplier warrants that it owns all of the Intellectual Property Rights in the Products free from any claims or encumbrances, and that the use of the Products by the Customer is free from any claims and encumbrances.

5.2

All Intellectual Property Rights belonging to a Party or its licensors prior to the execution of this Agreement or created by a party independently of this Agreement shall remain vested in that party or its licensors.

6.	DELIVERY

6.1

The Supplier shall make each Order available for collection by the Customer from the Delivery Location on the Delivery Date together with all such user manuals, paperwork, certificates and licences as may be required by the Customer. The Supplier will also make available on request all documents, certificates, licences and documents as may be required in respect of applicable customs provisions and export controls (and for the reclaim or avoidance of any taxes or duties). If additional documents are required for the export or import of the Products then the Supplier will make the same available on request without undue delay. The Supplier shall ensure all applicable certifications required for the import of the Products into the Delivery Location are complete and made available in full. The Parties shall work in good faith together to ensure any problems relating to import are resolved swiftly.

6.2	The Products will be delivered on CIP (Cost Insurance Paid) terms (under Incoterms 2010) unless expressly agreed otherwise for a particular Order.

6.3

Delivery of an Order shall be complete on the completion of loading of the Order at the Delivery Location (“Delivery”). The Supplier bears all risk of loss or damage to Products prior to completion of Delivery as hereby provided.

6.4

The Supplier shall not deliver Orders by instalments except with the prior written consent of the Customer. Where Orders are to be delivered by instalments, they may be invoiced and paid for separately. References in this Agreement to Orders shall, where applicable, be read as references to instalments.

6.5

If an Order is not delivered on the specified Delivery Date once an Order has been accepted by the Supplier and a Delivery Date has been agreed by the Parties, then, without limiting any other right or remedy the Customer may have, the Customer may claim damages for any direct and documented costs, expenses or losses resulting from the Supplier’s failure to deliver the Order on the Delivery Date (excluding any indirect or consequential losses), provided that the Supplier shall have no liability for any failure or delay in delivering an Order to the extent that such failure or delay is caused by the Customer’s failure to comply with its obligations under this Agreement.

6.6

In the event that the Supplier fails to deliver the required volume by the required delivery dates and there is a detrimental impact on the Customer’s production line the Supplier agrees to supply (which may require air freight) the missing volume at its owns costs to ensure delivery of the missing volume at the Delivery Location within 4 weeks of notification from the Customer.

6.7

Each Order shall be accompanied by a delivery note from the Supplier showing the Order Number, the date of the Order and the type and quantity of Products included in the Order together with the traceable code of each Product provided under the Order and an Excel format spreadsheet detailing the technical measurements of the cells included in such Order.

6.8

All packing of Products shall be in accordance with the terms of the relevant Order and at all times in accordance with the prevailing regulations and guidance pertaining to the packaging of materials and products relevant to the Products. The Customer shall not be required to return any packaging materials to the Supplier.

6.9

The Supplier acknowledges and agrees that the Customer may appoint a third party who acts on behalf of the Customer in relation to deliveries at the Delivery Location and acceptance of the Products as notified by the Customer to the Supplier from time to time (a “Customer Agent”).

6.10	The Supplier shall use its best efforts to maintain the confidentiality of Product prices and not provide them to a Customer Agent.

7.	ACCEPTANCE AND DEFECTIVE PRODUCTS

7.1

The Supplier will pre-test all Products in advance of Delivery to ensure that they comply in all respects with Specification and are free of defects. Within two (2) months after receipt of any delivery and without prejudice to clause 10 (Products warranty), the Customer or its Customer Agent shall inspect all delivered Products and notify the Supplier of any defects, deficiencies, or damages to the Products. The standard of inspection shall be agreed to by both Parties (the “IQC Testing”). The Supplier may, at the Customer’s option, replace or refund, as the case may be, such Products that are not as warranted under clause 4.2.

7.2

If any Products delivered to the Customer do not comply with the relevant specifications in Schedule 1 (Product Description and Specification), are otherwise not in conformity with the terms of this Agreement or do not pass acceptance testing, then, without limiting any other right or remedy that the Customer may have, the Customer may reject those Products and the Supplier will, at its expense, promptly take corrective action (including, collecting the defective Products) and deliver replacement Products to the Customer within four (4) weeks from notification by the Customer that the Products failed acceptance testing or that the Products have a defect).

7.3	The terms of this Agreement shall apply to any replacement Products supplied by the Supplier.

7.4

If the parties are in dispute as to whether any Products comply with their Specification and fail to reach a mutually agreeable solution within a reasonable time, either party may refer the matter to an Independent Expert for determination in accordance with clause 13.

8.	TITLE AND RISK

8.1	Title and risk of loss of, or damage to, the Products shall pass to the Customer on Delivery according to CIP Incoterms 2010.

8.2

The Supplier shall ensure that appropriate Marine Cargo Insurance (of a cover level of minimum 110% of the value of the Products in transit) is in place for all risks (Institute Cargo Clauses (A) All Risks) to the Products during transportation until Delivery of the Products to the Delivery Location.

9.	PRODUCT PRICE

9.1	The Product Price shall be the price set out in the LTA and is subject to a yearly increase or decrease in accordance with clause 9.5.

9.2

The Product Price is exclusive of amounts in respect of VAT. The Customer shall, on receipt of a valid VAT invoice from the Supplier, pay to the Supplier such additional amounts in respect of VAT as are chargeable on a supply of Products. The Product Price is also exclusive of applicable import duty on Products which the Customer will pay on receipt of a valid certificate for the relevant import duty paid. In the event import duty is reasonably expected to be recovered on re-export of the relevant Product out of the European Union the Supplier will not seek payment of such duty from the Customer. The Supplier will use all reasonable endeavours to recover all duty payments. Where the Supplier recovers duty the Supplier will account to the Customer for such recovered duty and when required to do so by the Customer will either issue an appropriate credit note to the benefit of the Customer or will make payment of the relevant recovered duty within seven days of the request to do so.

9.3

The Product Price is inclusive of the costs of packaging of the Products. The Product Price is inclusive of the costs of transport of the Products to the Delivery Location unless otherwise agreed in writing by the Parties.

9.4

The Supplier shall use all reasonable endeavours during the Term to reduce its manufacturing, supply and other costs for the Products, including implementing cost savings initiatives and seeking more competitive supplies of raw materials and equipment while still ensuring compliance with the specifications and quality requirements provided for in this Agreement. The net benefit of such cost reductions shall be taken into account at the next Product Price Review.

9.5

The parties shall meet in October of each year during the validity of this Agreement to review and, where appropriate, agree changes to the Product Price (the “Product Price Review”). Agreed changes shall take effect for all orders placed on or after the following year. In agreeing Product Price, the parties shall have regard to the following factors:

9.5.1	[*];

9.5.2	[*];

9.5.3	[*];

9.5.4	[*];

9.5.5	[*]; and

9.5.6	[*].

9.6	The Supplier shall provide all such evidence as the Customer may reasonably request in order to verify:

9.6.1	invoices submitted by the Supplier; and

9.6.2	cost reductions achieved by the Supplier (including the dates on which cost reductions were achieved).

In addition, the Supplier shall, on request, share with the Customer such material as it is able to share with the Customer, bearing in mind such duties of confidentiality that the Supplier may owe to third parties from all relevant records and materials of the Supplier relating to the supply of the Products as may be reasonably required in order to verify such matters.

9.7	If no change to the Product Price is agreed in any Product Price Review, the Product Price shall remain unchanged.

9.8	All disputes concerning the Product Prices shall be resolved in accordance with clause 13.1.2.

10.	PRODUCTS WARRANTY

10.1

The Supplier warrants to the Customer for its own benefit and for the benefit of the end users of the Products (customers of the Customer (and purchasers from such persons) who take delivery of the Products) that for each Product [*] from the date when each Product is shipped (the “Warranty Period”) each Product and every component thereof shall be free from any and all defects in design, materials, workmanship, manufacture and assembly attributable to the Supplier and will conform to its Specification.

10.2

In the event of any defect being discovered during the Warranty Period, notice will be provided to the Supplier in writing within forty-five (45) days of the discovery of the defect. Customer shall promptly provide reasonably necessary information requested by the Supplier.

10.3

Subject to clause 10.4, the Supplier shall investigate the defect and provide the results to Customer to which the Customer may raise objections in writing. In the event Customer rejects the results, the Supplier shall retest and reinvestigate the defect. In the event the parties disagree with the results of the retest or reinvestigation, the parties may decide to either have a neutral third party agency investigate the defect. As soon as reasonably practicable and in any event within four (4) weeks following results showing the defect was attributable to the Supplier, the Supplier will replace the affected Product at its own expense.

10.4

The Parties agree that the process described in clause 10.3 will not apply in the event that the Product is rejected by the Customer for failing the IQC Testing in which case the Supplier will, as soon as reasonably practicable and in any event within four (4) weeks following notification of rejection by the Customer to the Supplier, replace the affected Product at its own expense.

10.5

The Supplier will bear all direct and documented costs and expenses associated with replacement, including any associated costs of travel, engineering costs and cost of incidental parts (excluding indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal and other professional costs and expenses) suffered or incurred by the Customer arising out of or in connection with any claim made against the Supplier which relates to a failing in the Product in breach of the Supplier’s warranties in this Agreement (and shall indemnify the Customer on demand against the same).

10.6

Any Products replaced pursuant to this Agreement shall have the benefit of the Supplier’s warranty for the balance of the original Warranty Period for the replaced Product commencing on the date when the repair has been satisfactorily made.

10.7

In the event the Customer requests it, the Customer, and the Supplier shall meet to discuss in good faith an extension of the Warranty Period when the Customer’s end customers have requested an extended warranty period to that provided in clause 10.1. The parties will act reasonably in discussing and seeking to accommodate such requests and any associated financial adjustments will be proportionate to the existing financial provisions in this Agreement.

10.8

The Parties agree that the Warranty Period shall be extended as agreed between the Parties by a signed variation to this Agreement following the Supplier’s evaluation of the driving profiles provided by the Customer.

10.9	The Parties agree to vary the Specification in Schedule 1 as follows:

10.9.1	Technical Variations

(a)	Item 3 of Clause 6.3.1 of the Specification (Warranty) shall be deleted in its entirety and replaced with the following item 3 of Clause 6.3.1:

“Different lot numbers of cells should not be packaged in the same module; provided that, the Customer assembles the modules after undergoing an internal grading process.”

(b)	Item 7 of Clause 6.3.5 (2nd over voltage protection) of the Specification (Warranty) shall be deleted in its entirety.

10.9.2	Legal Terms Variations

(a)	Clause 5 of the Specification (Warranty) shall be deleted in its entirety and replaced with the following Clause 5:

“This warranty becomes void when the cells are used in ways that materially deviate from this specification with supported evidence.”

(a)

In Clause 7 of the Specification (Compliance details of buyer), the following clause shall be deleted in its entirety “The Buyer shall provide (a) the most recent PRODUCT SPECIFICATION, (b) the terms of this Special Responsibilities of the Buyer and (c) the terms of the Prohibited Sales of the Buyer under this Contract to its customers, have them acknowledge the contents and require that the Buyer’s customers be bound by the terms and conditions set forth therein.” and replaced with the following clause:

“The Buyer shall not sell the Products to individual purchasers without the prior written consent of Seller. Further, the Buyer shall not distribute, sell, provide or trade the Products by means of individual marketing, including, without limitation, e-commerce, internet shopping malls, online markets, or offline stores.”

(b)	Clause 7 of the Specification (Compliance details of buyer) shall be amended so that the following sentences shall be deleted in their entirety:

(i)

“During the Effective Period of this Contract and for three (3) years thereafter, the Seller may, at any time with fourteen (14) days’ prior notice, audit the Buyer’s information, records and data (which may include battery pack and system application data) to validate Buyer’s compliance with the terms contained in this Special Responsibilities of the Buyer and the Prohibited Sales of the Buyer.”;

(ii)

“The Seller shall cooperate with the Buyer and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Buyer. The Seller shall have the right to be represented by counsel of its own selection and expense.”; and

(iii)	“If the customer or user doesn’t comply with this item (6. Caution and Prohibition in Handling), LG Chem is not responsible for any problems.”.

(c)

In Clause 7 of the Specification (Compliance details of buyer), the following clause shall be deleted in its entirety “In the event that the Buyer (or the Buyer’s customer) violates the terms and conditions of the PRODUCT SPECIFICATION, the Special Responsibilities of the Buyer or the Prohibited Sales of the Buyer of this Contract, the PRODUCT SPECIFICATION Description Document [*] Seller shall bear no liability for any losses or damages incurred by any party arising out of or resulting from any such violation. The Buyer shall be solely liable for such violation and shall indemnify, defend, and hold the Seller and its affiliates, officers, directors, agents and employees harmless from and against any and all losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including, without limitation, costs of suit, attorney’s fees, other professional fees and expenses), which may at any time be suffered by or incurred by, or be asserted against Seller, directly or indirectly, and which are attributable to any and all allegations, claims, or suits arising out of or in connection with any such violation, or any breach of Buyer’s obligations under this Contract. Furthermore, such violation of the Buyer (or such violation of the Buyer’s customer) shall cause this Contract to be immediately terminated.” and replaced with the following clause:

“In the event that the Buyer materially violates the terms and conditions of the PRODUCT SPECIFICATION, the Special Responsibilities of the Buyer or the Prohibited Sales of the Buyer of this Contract, Seller shall bear no liability for any losses or damages incurred by any party arising out of or resulting from any such violation provided that there is a direct link (supported by evidence) between the violation and the losses or damages incurred by such third party. In such case, the Buyer shall be solely liable for such violation and, subject to the limitations in clause 21 of the Agreement, shall indemnify, defend, and hold the Seller harmless from and against any and all direct and documented losses, damages, liabilities, costs and expenses (including, without limitation, reasonable costs of suit, attorney’s fees, other professional fees and expenses) but excluding any indirect or consequential losses, loss of profit and loss of reputation , which may be suffered by or incurred by Seller and which are directly attributable to Buyer’s material violation as stated above”.

(d)	Clause 8 of the Specification (Exclusion of Liability) shall be deleted in its entirety and replaced with the following Clause 8:

“The warranty shall not cover defects caused by normal wear and tear and by failure to observe the product specification provided herein. There are no warranties-implied or express-other than those stipulated herein. In the event the battery pack and/or cells have been used in accordance with this product specification and the defect is found to be attributable to LGC, LGC shall replace the defective battery pack and/or cell with a new battery pack and/or cell that is free of any defects. In such circumstances, replacement or refund of the battery pack and/or cell shall be the sole remedy available to the customer.”

11.	END OF LIFE, RECALLS AND SAFETY DEFECTS

11.1

The Supplier may discontinue manufacture of any Product (the “EOL Product”). The Supplier will notify the Customer in writing of any Product that is designated as an EOL Product at least twelve (12) months in advance of the latest possible purchase date.

11.2

In case of a need to implement a voluntary or government-mandated recall campaign to remedy an alleged defect that affects safety or to address an alleged failure of the Products to conform to the warranties set forth herein, the Customer shall promptly notify the Supplier, and the parties shall discuss, in good faith, the details, such as the scope and method of recall. The Supplier shall comply with all the Customer’s reasonable instructions about the process of implementing the withdrawal of Products.

11.3

In the case of (a) a significant event or events relating to Safety Defects; and/or (b) the Supplier becoming aware of any critical safety issues in relation to the Products, each Party will inform the other Party as soon as possible about the event. The Parties shall immediately propose and agree a containment action plan and undertake a joint root cause analysis (and for these purposes the Supplier agrees to immediately make available relevant experts).

11.4

If it is reasonably determined, based on mutually agreed root cause analysis, that the cause of the Safety Defect and/or the critical safety issue identified by the Supplier is caused by the Supplier ’s design, materials, workmanship, manufacture and assembly then the following costs and expenses incurred by the Customer as a direct result of the Safety Defect or potential safety defects shall be borne solely by the Supplier: (i) costs of transport between the Supplier’s and Customer or the Customer Agent’s facility; (ii) costs to re-inspect 100% of the rejected or potentially affected lots of batches/sorting costs; (iii) direct and documented costs of physical damage caused by the Safety Defects; and (iv) costs to replace the Products. If it is reasonably determined, based on a root cause analysis, that the Supplier is partly at fault for such Safety Defect, the Parties agree to work together in good faith to determine an equitable allocation of costs and expenses. If it is reasonably determined, based on the root cause analysis, that the Customer is fully at fault, the costs and expenses of the Safety Defect shall be borne solely by Customer.

12.	TERMS OF PAYMENT

12.1

The Supplier shall be entitled to invoice the Customer for each Order on or at any time after shipment subject to the Customer receiving healthy credit rating from a reputable credit insurance company. In the event that the Customer does not have healthy credit rating then the parties will agree a payment arrangement. For the avoidance of doubt, the Customer shall prepay any amount that is not covered by such credit insurance company.

12.2

The Customer shall pay invoices in full within thirty (30) days from invoice date. Each invoice shall quote the relevant Order Number. Payment shall be made to the bank account of the Supplier nominated in writing by the Supplier.

12.3

If the Customer disputes any invoice or other statement of monies due, the Customer shall notify the Supplier in writing. The parties shall negotiate in good faith to attempt to resolve the dispute promptly. The Supplier shall provide all such evidence as may be reasonably necessary to verify the disputed invoice or request for payment. If the parties have not resolved the dispute within thirty days of the Customer giving notice to the Supplier, the dispute shall be resolved in accordance with clause 32. Where only part of an invoice is disputed, the undisputed amount shall be paid on the due date as set out in clause 12.2. The Supplier’s obligations to supply the Products shall not be affected by any payment dispute.

12.4	All properly due payments payable to the Supplier or the Customer under this Agreement shall become due immediately on its termination.

13.	EXPERT DETERMINATION

13.1	Where a matter is to be referred to an Independent Expert under this Agreement for determination, the Independent Expert shall be:

13.1.1

in the case of a dispute relating to the Specification, manufacture, quality or condition of the Products, MET Laboratories Inc. (http://www.metlabs.com) or its legal successor or such other equivalent entity as the Parties may agree in writing; and

13.1.2

in the case of a dispute relating to Product Price or Product Price Reviews, an independent firm of chartered accountants agreed on by the parties, or, if Agreement is not reached within five Business Days of either party giving notice to the other that it wishes to refer a matter to an Independent Expert, such independent firm of chartered accountants as may be nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales on the request of either party.

13.2

The parties are entitled to make submissions to the Independent Expert and will provide (or procure that others provide) the Independent Expert with all such assistance and documents as the Independent Expert may reasonably require for the purpose of reaching a decision. Each party shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel as the other party reasonably requires to make a submission under this clause.

13.3

The parties agree that the Independent Expert may in its reasonable discretion determine such other procedures to assist with the conduct of the determination as it considers appropriate, including (to the extent it considers necessary) instructing professional advisers to assist it in reaching its determination.

13.4	The Independent Expert shall act as an expert and not as an arbitrator. The Independent Expert’s decision shall be final and binding on the parties in the absence of fraud or manifest error.

13.5

Each party shall bear its own costs in relation to the reference to the Independent Expert. The Independent Expert’s fees and any costs it properly incurs in arriving at its determination (including any fees and costs of any advisers appointed by the Independent Expert) shall be borne by the parties in equal shares or in such proportions as the Independent Expert shall direct.

14.	INSURANCE

14.1	During the term of this Agreement and for a period of three (3) years afterwards the Supplier shall maintain in force the following insurance policies with reputable insurance companies:

14.1.1	commercial general liability insurance for not less than €50,000,000 per claim;

14.1.2	product liability insurance for not less than €25,000,000 per claim; and

14.1.3	the Supplier shall ensure that the Customer’s interest is noted on each insurance policy, or that a generic interest clause has been included.

14.2

On taking out and on renewing each policy, the Supplier shall promptly send a copy of the receipt for the premium to the Customer. On the Customer’s written request, the Supplier shall provide the Customer with copies of the insurance policy certificates and details of the cover provided.

14.3	The Supplier shall ensure that any subcontractors also maintain adequate insurance having regard to the obligations under this Agreement which they are contracted to fulfil.

14.4	The Supplier shall:

14.4.1	do nothing to invalidate any insurance policy or to prejudice the Customer’s entitlement under it; and

14.4.2	notify the Customer if any policy is (or will be) cancelled or its terms are (or will be) subject to any material change.

14.5	The Supplier’s liabilities under this Agreement shall not be deemed to be released or limited by the Supplier taking out the insurance policies referred to in clause 14.1.

15.	INDEMNITY

15.1

Subject to the limitation set forth in clause 21, the Supplier shall indemnify the Customer against all direct and documented liabilities, costs, expenses, damages and losses (excluding any indirect or consequential losses, loss of profit and loss of reputation) suffered or incurred by the Customer arising out of or in connection with:

15.1.1	a claim made against the Customer or its Affiliates for actual or alleged infringement of a third party’s Intellectual Property Rights arising out of or in connection with the Products;

15.1.2

any claim made against the Customer or its Affiliates by a third party arising out of, or in connection with, the supply of the Products, to the extent that such claim arises out of the breach, negligent performance or failure or delay in performance of this Agreement by the Supplier, its employees, agents or subcontractors; and

15.1.3

any claim made against the Customer or its Affiliates by a third party for death, personal injury or damage to property arising out of, or in connection with, defective Products, to the extent that the defect in the Products is attributable to the acts or omissions of the Supplier, its employees, agents or subcontractors.

15.2

Nothing in this clause shall restrict or limit the Customer’s general obligation at law to mitigate a loss which it may suffer or incur as a result of a matter that may give rise to a claim under this indemnity.

16.	ASSIGNMENT AND SUBCONTRACTING

16.1	Neither party may assign or transfer any of its rights, benefits or obligations under this Agreement without the prior written consent of the other party.

16.2	Each party shall be responsible for its subcontractors.

17.	CONFIDENTIALITY

17.1

Each party undertakes that it shall not at any time during this Agreement and for a period of three (3) years after termination disclose to any person any confidential information disclosed to it by the other party concerning the business or affairs of the other party or of its Affiliates, including information relating to a party’s operations, processes, plans, product information, know-how, designs, trade secrets, software, market opportunities and customers (“Confidential Information”), except as permitted by clause 17.2.

17.2	Each party may disclose the other party’s Confidential Information:

17.2.1

to its employees, officers, agents, Affiliates, consultants or subcontractors (“Representatives”) who need to know such information for the purposes of carrying out the party’s obligations under this Agreement, provided that the disclosing party takes all reasonable steps to ensure that its Representatives comply with the confidentiality obligations contained in this clause 17 as though they were a party to this Agreement. The disclosing party shall be responsible for its Representatives’ compliance with the confidentiality obligations set out in this clause 17; and

17.2.2	as may be required by law, court order or any governmental or regulatory authority.

17.3

Each party reserves all rights in its Confidential Information. No rights or obligations in respect of a party’s Confidential Information other than those expressly stated in this Agreement are granted to the other party or to be implied from this Agreement. In particular, no licence is hereby granted directly or indirectly under any patent, invention, discovery, copyright or other intellectual property right held, made, obtained or licensable by either party now or in the future.

17.4

Each party shall keep the other party’s Confidential Information secure and shall not use such Confidential Information except for the purpose of exercising or performing its rights and obligations under this Agreement.

17.5	Except as expressly stated in this Agreement, no party makes any express or implied warranty or representation concerning its Confidential Information.

17.6

Neither party shall identify the other party as a customer, supplier or partner or otherwise use any name or trade mark of the other party or make representations to third parties regarding the subject matter of this Agreement, unless otherwise agreed in writing. Each party will follow all directions, guidelines and/or restrictions relating to the other party’s use of names or trade marks, as notified to such party in writing from time to time.

18.	COMMENCEMENT AND TERM

This Agreement shall commence on the Commencement Date and shall, subject to the provisions of clause 19, remain in full force and effect until a party gives the other party [*] notice to terminate this Agreement.

19.	TERMINATION

19.1	A party shall be entitled to terminate this Agreement with immediate effect by giving notice in writing to the other party if:

19.1.1

the other party commits a material breach of its obligations under this Agreement and (if such breach is remediable) fails to remedy that breach within a period of thirty (30) days after receipt of notice in writing requiring it to do so; or

19.1.2	the other party commits a series of persistent minor breaches which, when taken together, amount to a material breach; or

19.1.3

the other party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; or

19.1.4

the other party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors other than for the sole purpose of a scheme for a solvent amalgamation of that other party with one or more other companies or the solvent reconstruction of that other party; or

19.1.5

a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of that other party other than for the sole purpose of a scheme for a solvent amalgamation of that other party with one or more other companies or the solvent reconstruction of that other party; or

19.1.6

a creditor or encumbrancer of the other party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of its assets and such attachment or process is not discharged within 14 days; or

19.1.7

an application is made to court, or an order is made, for the appointment of an administrator or if a notice of intention to appoint an administrator is given or if an administrator is appointed over the other party; or

19.1.8	a floating charge holder over the assets of that other party has become entitled to appoint or has appointed an administrative receiver; or

19.1.9	a person becomes entitled to appoint a receiver over the assets of the other party or a receiver is appointed over the assets of the other party; or

19.1.10

any event occurs, or proceeding is taken, with respect to the other party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in clause 19.1.3 to 19.1.9 (inclusive); or

19.1.11	the other party ceases, or threatens to cease, to carry on all or substantially the whole of its business; or

19.1.12

there is a change of control of the other party (within the meaning of section 1124 of the Corporation Tax Act 2010) which results in a competitor of the first party acquiring control of the other party; or

19.1.13	any Force Majeure Event prevents the other party from performing its obligations under this Agreement for any continuous period of three months.

19.2	Termination of this Agreement shall not prejudice any of the parties’ rights and remedies which have accrued as at termination.

20.	OBLIGATIONS ON TERMINATION

20.1	On termination of this Agreement, each party shall promptly:

20.1.1	return to the other party all documents and materials (and any copies) containing the other party’s Confidential Information;

20.1.2

cease any use of the other party’s Intellectual Property Rights except that the Customer shall be entitled to use the Products in perpetuity without any concerns related to infringement of Intellectual Property Rights;

20.1.3	erase all the other party’s Confidential Information from its computer systems (to the extent possible); and

20.1.4	on request, certify in writing to the other party that it has complied with the requirements of this clause 20.

21.	LIMITATION ON LIABILITY

21.1

Nothing in this Agreement shall limit or exclude the liability of either party to the other for: (a) death or personal injury resulting from negligence; or (b) fraud or fraudulent misrepresentation; or (c) breach of confidentiality under clause 17.

21.2	Neither party shall be liable to the other for any indirect or consequential loss.

21.3

Without prejudice to clause 21.1 and 21.2, the Customer’s total aggregate liability arising under or in connection with this Agreement, whether arising in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, shall be [*].

21.4

Without prejudice to clause 21.1 and 21.2, the Supplier’s total aggregate liability arising under or in connection with this Agreement, whether arising in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, shall be [*].

22.	SURVIVAL OF OBLIGATIONS

The provisions of this Agreement which are expressly stated to survive its termination or expiry (howsoever caused), or which are intended by their nature to survive termination or expiry shall continue in force including clause 4.11, clause 5 (Intellectual Property Rights), clause 10 (Products Warranty), clause 14 (Insurance), clause 15 (Indemnity), clause 17 (Confidentiality), clause 20 (obligations on termination), clause 21 (limitation on liability), clause 22 (survival of obligations) and clause 32 (Governing Law and Jurisdiction).

23.	FORCE MAJEURE

23.1

Except as otherwise expressly provided for in this Agreement and without prejudice to the provisions concerning business continuity, neither Party (or any person acting on its behalf) shall have any liability or responsibility for failure to fulfil any obligation under this Agreement so long as, and to the extent to which, the fulfilment of such obligation is prevented, frustrated, hindered or delayed as a consequence of a Force Majeure Event.

23.2	A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of a Force Majeure Event:

23.2.1	notify the other party of the nature and extent of such Force Majeure Event; and

23.2.2	use all reasonable endeavours to remove any such causes and resume performance under this Agreement as soon as feasible.

23.3

For the purposes of this clause 23, a Force Majeure Event means an event beyond the control of a party (or any person acting on its behalf) and was not caused by any act or omission of any such person, which by its nature could not have been foreseen by such party (or such person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism.

24.	COSTS

Save as otherwise provided in this Agreement, each party shall pay its own costs in connection with the negotiation, preparation, execution and performance of this Agreement, and all documents ancillary to it.

25.	SEVERANCE

25.1

If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

25.2

If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

26.	FURTHER ASSURANCE

Each party shall (at its own expense) promptly execute and deliver all such documents, and do all such things, or procure the execution and delivery of all documents and doing of all such things as are required to give full effect to this Agreement and the transactions contemplated by it.

27.	VARIATION AND WAIVER

27.1	Changes and variations to this Agreement shall only be valid if agreed in writing and signed by each party.

27.2	Any waiver of any right under this agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given.

27.3

No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy, nor shall it prevent or restrict any future exercise or enforcement of such right or remedy.

27.4	No single or partial exercise of any right or remedy under this Agreement shall prevent or restrict the further exercise of that or any other right or remedy.

28.	NOTICES

28.1	A notice served under this Agreement:

28.1.1	shall be in writing in the English language;

28.1.2	shall be signed by or on behalf of the party giving it;

28.1.3	shall be sent for the attention of the person, and to the address or e-mail address, given in this clause 28; and

28.1.4	shall be:

28.1.4.1	delivered personally; or

28.1.4.2	sent by commercial courier; or

28.1.4.3	sent by recorded delivery.

28.2	The addresses for service of notices are:

28.2.1	LG Chem, Ltd.

Address: [*]

For the attention of [*]

Email addresses: [*]

28.2.2	ARRIVAL Elements B.V.

Address: [*]

For the attention of: [*]

Email addresses: [*]

28.3	A notice or any other communication given in connection with this Agreement is deemed to have been received:

28.3.1	if delivered personally, at the time of delivery;

28.3.2	if sent by commercial courier or recorded delivery, at the time of signature of the courier’s delivery receipt; or

28.3.3	if sent by email, when received at the e-mail address.

For the purposes of this clause:

28.3.4	all times are to be read as local time in the place of deemed receipt; and

28.3.5

if deemed receipt under this clause is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on any Business Day), the notice shall be deemed to have been received at the opening of business on the next Business Day in the place of receipt.

28.4

To prove delivery, it is sufficient to prove that the notice was received at the e-mail address of the party or, in the case of personal or courier delivery, that the envelope containing the notice was delivered to the specified address.

29.	ENTIRE AGREEMENT

29.1

This Agreement and the documents referred to in it constitute the whole Agreement and understanding of the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter of this Agreement.

29.2

Each party acknowledges that, in entering into this Agreement, it has not relied on any statement, representation, assurance or warranty (whether made negligently or innocently) other than those expressly set out in this Agreement or the documents referred to in it.

29.3	Each party agrees that all liability for and remedies in respect of any representations are excluded except as expressly provided in this Agreement.

29.4	Nothing in this clause shall limit or exclude any liability for fraud.

30.	RIGHTS OF THIRD PARTIES

No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

31.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same Agreement.

32.	GOVERNING LAW AND JURISDICTION

32.1

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

32.2

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (LCIA), which rules are deemed to be incorporated by reference into this clause. Any arbitration commenced pursuant to this clause shall be administered by the LCIA. The appointing authority shall be the LCIA. The standard LCIA Administrative Procedures and Schedule of Costs shall apply. The number of arbitrators shall be one. The place of arbitration shall be London, UK. The language to be used in the arbitral proceedings shall be English.

33.	RESPECT FOR HUMAN RIGHTS AND FAIR LABOUR PRACTICES

33.1

The Customer respects and supports compliance with internationally recognized human rights, including but not limited to the Modern Slavery Act 2015. The Customer expects the Supplier to promote respect for human rights both internally and across their supply chain through their actions, and by engaging with the governments of the countries in which they operate.

33.2

The Supplier must provide a workplace and supply chain free of inhumane or discriminatory treatment or threat thereof, including any sexual harassment, sexual abuse, corporal punishment or other enforcement measures that compromise the individual’s physical or mental integrity.

33.3

The Supplier must respect legislation against child labour. The Supplier must not use any form of forced labour or human trafficking of involuntary labour through threat, force, fraudulent claims or other coercion and shall use reasonable endeavours to ensure the same applies throughout their supply chain.

33.4

The Supplier must comply with all applicable labour laws including as to compensation and working hours, and use reasonable endeavours to ensure their supply chain does the same. The Supplier must respect workers’ rights to freedom of association and collective bargaining in accordance with applicable local laws and regulations.

34.	ANTI-BRIBERY AND CORRUPTION

34.1	Each Party shall:

34.1.1

comply with all applicable laws (including any (a) statute, ordinance, rule or regulation; (b) order of any court, tribunal or any other judicial body; and (c) rule, regulation, guideline or order of any public body, or any other administrative requirement) which prohibit the conferring of any contribution, payment, gift, kickback, expenditure, item of value or other benefit on any person or any officer, employee, agent or adviser of such person and/or has as its objective the prevention of corruption, including but not limited to:

34.1.1.1	the Bribery Act 2010;

34.1.1.2	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997; or

34.1.1.3	the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998;

together the “Relevant Requirements”,

34.1.2

have and shall maintain in place throughout the term of this Agreement its own policies and procedures, including but not limited to adequate procedures under the Bribery Act 2010, to ensure compliance with the Relevant Requirements, and will enforce them where appropriate; and

34.1.3	promptly report to the other Party any request or demand for any undue financial or other advantage of any kind received by it in connection with the performance of this Agreement.

Remainder of the page intentionally left blank.

AS WITNESS the hands of the parties hereto or their duly authorised agents the day and year first above written.

Signed by	/s/ Wonjoon Suh

for and on behalf of LG Chem

Signed by VISTRA BV	/s/ G.J. Van Spall (Proxy Holder A)

Director

for and on behalf of Arrival
Elements B.V.

Signed 6by VISTRA BV	/s/ F.J. Bergsma (Proxy Holder B)

Director

for and on behalf of Arrival
Elements B.V.

Signed by	/s/ Csaba Horvath

Director

for and on behalf of Arrival
Elements B.V.

Schedule 1

Products Description and Specification

[*]

Schedule 2

Quality Assurance Plan

[*]